                                                                      EXHIBIT M


         THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.


                           AER ENERGY RESOURCES, INC.
                           REVOLVING CREDIT LOAN NOTE


$1,000,000.00                                                 November 20, 2001


         FOR VALUE RECEIVED, the undersigned, AER ENERGY RESOURCES, INC., a Georgia corporation (the "Maker"), promises to pay to the order of Elmwood Partners II, an Ohio limited partnership (the "Payee"), at 12651 Elmwood Avenue, Cleveland, Ohio 44111, or at any such other place as the Payee may designate in writing, the principal sum of One Million Dollars ($1,000,000.00) (the "Maximum Amount"), or so much as may be advanced hereunder, on the earlier of January 31, 2002 or the Closing Date (as defined below), and the Maker further promises to pay interest on the unpaid balance of such principal amount at the rate of interest and in the manner described below until full and final payment. This Note amends and replaces that certain Note by and between Maker and Payee dated November 20, 2001.

         Reference is made to that certain Form of Securities Purchase Agreement (the "Purchase Agreement") attached hereto as Exhibit A. As used herein, the "Closing Date" shall have the meaning given such term in the fully-executed Purchase Agreement, if one is executed by the Maker and purchasers of its Series D Convertible Preferred Stock and the Closing Date thereunder occurs on or before January 31, 2002. As used herein, "Sub-Unit" shall mean one share of Series D Convertible Preferred Stock together with a Warrant to purchase Common Stock of the Maker, such Warrant having the same terms as the Warrants delivered under the Purchase Agreement and for the same number of shares of Common Stock of Maker per share of Series D Convertible Preferred Stock as the Warrants delivered under the Purchase Agreement.

         Interest on the unpaid principal balance hereof shall accrue at an annual rate (computed on the basis of actual days elapsed over a 360-day year) equal to the Prime Rate (as defined below), plus one percentage point (1.0%). "Prime Rate" shall mean the rate announced by Bank of America, Atlanta, Georgia, from time to time as being its prime rate. Any change in the interest rate hereunder resulting from a change in the Prime Rate shall be effective at the beginning of the business day on which the Prime Rate changes.

         The Maker shall pay all costs of collection, including fifteen percent (15%) of the principal and interest as attorney's fees, if this Note is collected by legal action or through an attorney at law. In no event shall the Payee be entitled to receive, collect, or apply, as interest hereunder, any amount in excess of the maximum rate of interest permitted to be charged by applicable law.

         Provided that no Event of Default or event that with notice and/or passage of time would constitute an Event of Default shall have occurred, the Maker may borrow, repay principal borrowed, and reborrow principal in multiples of $10,000.00 and in aggregate installments outstanding at any one time up to the Maximum Amount and until the earlier of January 31, 2002 or the Closing Date. The Payee shall advance funds to the Maker pursuant to this Note immediately upon oral or written request therefor from the Maker.

         All unpaid principal, together with all accrued and unpaid interest and all other indebtedness evidenced by this Note, shall be due and payable in full on the earlier of January 31, 2002 or the Closing Date. If the Closing Date occurs on or prior to January 31, 2002, the principal balance of this Note, all accrued but unpaid interest and all other indebtedness evidenced by this Note shall convert into such number (rounded to the nearest whole number) of Sub-Units equal to (i) the aggregate amount due under this Note divided by
(ii) the purchase price attributable to a Sub-Unit under the Purchase
Agreement.

         If the Closing Date occurs on or prior to January 31, 2002, Payee shall also have the option to purchase additional Sub-Units in exchange for cash equal to the purchase price attributable to such additional Sub-Units under the Purchase Agreement; provided, however, that such option is limited to that number of Sub-Units that could be purchased with cash equal to the excess of $1,000,000 over the then-outstanding principal balance of this Note, if any.

         The Maker shall have the right at any time to prepay the indebtedness represented by this Note in whole or in part without premium or penalty, but with accrued interest to the date of such prepayment on the principal amount prepaid. Amounts borrowed, reborrowed and repaid shall be noted by the Payee on this Note without the further authorization of the Maker.

         Upon the occurrence of an Event of Default (as defined below):

         (a) any and all debts, liabilities and obligations of the Maker to the Payee hereunder, whether principal, interest or otherwise (the "Obligations") may, at the option of the Payee and without demand or notice of any kind, be declared and immediately become due and payable in full, and the Payee may exercise any rights available to it at law or in equity, or available under any agreement, relating to the Obligations; and

         (b) subject to limitations imposed by applicable law, interest accruing under this Note shall accrue from the date of such occurrence at the higher of (a) the interest rate provided above plus two additional percentage points (2.0%), or (b) twelve percent (12%).

         The occurrence of any one or more of the following events shall constitute a default (an "Event of Default") by the Maker:

         (a) the Maker fails to pay any Obligation when due and payable or declared due and payable and such failure shall continue for five (5) calendar days; or

         (b) the Maker fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Note (other than those referred to in subparagraph
                  (a) of this paragraph) or in any other instrument or document delivered pursuant hereto or in any other instrument, document or agreement with the Payee, and such failure or neglect shall have continued for a period of ten (10) calendar days after receipt of written notice from the Payee of such failure or neglect; or

         (c) the Maker makes or submits any false, untrue, incomplete or misleading representation, warranty, schedule, report or other communication to the Payee in connection with this Note or any transaction relating thereto; or

         (d) the Maker becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature; or

         (e) the Maker makes a general assignment for the benefit of creditors, convenes or causes to be convened a meeting of its creditors or its principal creditors, or takes advantage of the insolvency laws of any State, or a petition in bankruptcy or an arrangement or reorganization under the Federal Bankruptcy Code is filed by or against the Maker; or

         (f) the Maker shall be dissolved, voluntarily or involuntarily, shall merge or consolidate with any other person, or shall sell all or substantially all of its assets to a third party.

         The failure or forbearance of the Payee to exercise any right hereunder, or otherwise granted to it by law or another agreement, shall not affect or release the liability of the Maker, and shall not constitute a waiver of such right unless so stated by the Payee in writing.

         TIME IS OF THE ESSENCE IN THE PAYMENT AND PERFORMANCE OF THIS NOTE. This Note shall be governed by and construed in accordance with the substantive laws of the State of Georgia.

         THE MAKER WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR, NOTICE OF PROTEST, AND PROTEST, AND ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE OR DEFAULT OF THIS NOTE.

         This Note is executed by the Maker on the date first above written.


                                    AER ENERGY RESOURCES, INC.


                                    By: /s/ David W. Dorheim
                                       ----------------------------------------
                                       David W. Dorheim
                                       President and Chief Executive Officer

Accepted and agreed to this 20th day of November, 2001.


                                    ELMWOOD PARTNERS II


                                    By: /s/ Jon A. Lindseth
                                       ----------------------------------------
                                       Jon A. Lindseth, Trustee under Jon A.
                                       Lindseth Trust Agreement dated April 25,
                                       1986, as modified, Managing Partner

                                   Borrowings


        Amount                                          Date
        ------                                          ----


$
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$
 ----------------------                     --------------------------------


$
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$
 ----------------------                     --------------------------------


$
 ----------------------                     --------------------------------


$
 ----------------------                     --------------------------------


$
 ----------------------                     --------------------------------


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